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                                                                   EXHIBIT 16.1


                        [LETTERHEAD OF ARTHUR ANDERSEN]


June 4, 1999


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated June 4, 1999 of Procom Technology, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP
----------------------------
ARTHUR ANDERSEN LLP


Copy to:
Mr. Frederick Judd, Procom Technology, Inc.